UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 7, 2013

CHYRONHEGO CORPORATION
(Exact name of registrant as specified in its charter)

New York	01-09014	11-2117385
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5 Hub Drive
Melville, New York 11747
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (631) 845-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.   Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal
                     Officers

(c) As previously disclosed on a Current Report on Form 8-K, which was filed by ChyronHego Corporation (the “Company”) with the Securities and Exchange Commission on May 29, 2013, the Company’s board of directors appointed Johan Apel as the Company’s President and Chief Operating Officer on May 22, 2013.

On June 7, 2013, we entered into an employment agreement (the “Employment Agreement”) with Mr. Apel, pursuant to which Mr. Apel will serve as our President and Chief Operating Officer effective as of May 23, 2013.  The Employment Agreement provides that Mr. Apel will be employed with us for an initial three-year term. The terms of the Employment Agreement are substantially similar to the Employment Agreement that the Company has with its Chief Executive Officer, Michael Wellesley-Wesley, and provide that (i) Mr. Apel’s annual base salary is $325,000 for the term of the Employment Agreement, provided that if he is promoted to the position of Chief Executive Officer during the term of the Employment Agreement, his annual base salary will be increased to $482,850; (ii) Mr. Apel is entitled to receive $18,000 per year, payable in equal installments bi-weekly, to defray his regular commuting costs; (iii) Mr. Apel  is entitled to receive up to $5,000 per year for U.S. income tax advice and preparation of his U.S. income tax returns; (iv) Mr. Apel is entitled to 20 days paid vacation per year; (v) Mr. Apel is entitled to participate in all of our employee benefit plans and programs to the extent eligible; (vi) Mr. Apel shall continue to be covered by our directors’ and officers’ liability policy for as long as he remains one of our executive officers or directors; (vii) Mr. Apel is entitled to participate in performance compensation and similar incentive plans and programs as may be adopted from time to time by the Company, subject to the terms of such plans or programs; and (viii) Mr. Apel shall receive a one-time bonus in an amount equal to $50,000 to compensate him for all relocation and moving expenses he incurs in relocating to the United States.

The Employment Agreement contains non-competition and confidential information provisions. The non-competition provision prohibits Mr. Apel, during his employment with the Company, from acting as a consultant, director, officer, employee, owner, member or partner of a competitor of ours and, for a period of one year following any termination of Mr. Apel’s employment with us, directly or indirectly from competing with or being engaged in our business or acting as a consultant, director, officer, employee, owner, member or partner of a business that is a competitor of ours at the time he ceases to be an employee of ours.

The Employment Agreement also provides that Mr. Apel is entitled to receive the following severance benefits with respect to any termination of his employment with us, which are not subject to mitigation or any right of set-off:

•
If he is terminated for cause, as such term is defined in the Employment Agreement, or if he terminates his employment without good reason, as such term is defined in the Employment Agreement, then he is entitled to receive his base salary to the effective date of his termination, any accrued but unpaid commuting payment and any unreimbursed expenses.

•
If he (i) is physically or mentally incapacitated or disabled or otherwise unable to fully discharge his duties for 120 consecutive days during the employment term, and he is unable to resume his duties after 30 days written notice from us or (ii) dies during the employment term, at which time the Employment Agreement would be terminated, then he is entitled to receive the pro rata portion of his base salary not previously paid through the date of termination, as the case may be, any accrued but unpaid commuting payment and any unreimbursed expenses.

•
If, during the employment term, we terminate him for any reason other than cause or Mr. Apel terminates his employment for good reason, then he is entitled to receive continued payment of his base salary for a period of 12 months following the termination, an amount, grossed up for federal, state and local taxes, in lieu of participation in the Company disability and health insurance plans for a period of 12 months, any accrued but unpaid commutation payment and any unreimbursed expenses.  These benefits would be paid in a lump sum within 20 business days from the date of termination. Additionally, if during the change in control period, as such term is defined in the Employment Agreement, we terminate him without cause or if he resigns for good reason, then we would pay him (i) an additional payment equal to the greater of (a) the bonus paid to him for the full fiscal year immediately prior to the effective date of the change in control and (b) the bonus that he has accrued for the fiscal year in which the change of control occurred, with such amount being annualized, as well as (ii) his unvested equity awards, which would vest as of the date of termination. These benefits would also be paid in a lump sum within 20 days from the date of termination.

The foregoing summary of the Employment Agreement does not purport to be complete and are qualified in its entirety by reference to the Employment Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHYRONHEGO CORPORATION

Date: June 13, 2013	By:	/s/ Jerry Kieliszak
	Name:	Jerry Kieliszak
	Title:	Senior Vice President and
Chief Financial Officer